EXHIBIT 3.4

                                  DYNAGEN, INC.

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES

                     AND RIGHTS OF SERIES K PREFERRED STOCK


         The undersigned officer of DynaGen, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred by the Certificate of Incorporation, as amended to date, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of DynaGen, Inc., on November 3, 1999 adopted a resolution providing for certain powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of certain shares of Series K Preferred Stock, $.01 par value, of the Corporation, which resolution is as follows:

         RESOLVED: That, pursuant to the authority vested in the Board of Directors of the Corporation and in accordance with the General Corporation Law of the State of Delaware and the provisions of the Corporation's Certificate of Incorporation, the Certificate of Designations, Preferences and Rights of Series K Preferred Stock filed with the Secretary of State of the State of Delaware on August 10, 1999, providing for the creation of the Series K Preferred Stock, par value $.01 per share, of the Corporation, and the voting powers, preferences and relative, participating, option and other special rights and the qualifications, limitations and restrictions thereof, be and hereby are amended and restated as set forth on Exhibit A attached hereto.


         EXECUTED as of this 3rd day of November, 1999.

                                  DYNAGEN, INC.



                                  By: /s/ Dhananjay G. Wadekar
                                      ---------------------------
                                      Dhananjay G. Wadekar
                                      Executive Vice President

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                                    EXHIBIT A
                                    ---------


(a)      Description and Designation of Series K Preferred Stock

         1.       Designation and Definitions.

                  (a) Designation. A total of 20,000 shares of the Corporation's previously undesignated Preferred Stock, $.01 par value, shall be designated as the "Series K Preferred Stock." The original issue price per share of the Series K Preferred Stock shall be $100 (the "Original Issue Price").

                  (b) Certain Definitions. As used herein, the following terms, unless the context otherwise requires, have the following respective meanings:

                      (i) "Common Stock" means the common stock, par value $.01 per share, of the Corporation.

                      (ii) "Conversion Date" means (i) in the case of a conversion upon the request of a holder of Series K Preferred Stock, 3 days from the Conversion Notice Date, and (ii) in the case of a conversion upon the request of the Corporation, the Conversion Notice Date.

                      (iii) "Conversion Notice Date" means (i) each date on which the Corporation receives by telecopy written notice in accordance with
Section 5(h) hereof from a holder of Series K Preferred Stock that such holder elects to convert shares of its Series K Preferred Stock, or (ii) the date on which the Corporation gives by telecopy written notice to holders of Series K Preferred Stock to convert shares of Series K Preferred Stock.

                      (iv) "Conversion Price" means: (i) 80% of the Three Day Average Quoted Price for the three Trading Days immediately preceding the Conversion Notice Date, for the period from January 15, 2000, up to (but not including) April 1, 2000, (ii) 75% of the Two Day Average Quoted Price for the two Trading Days immediately preceding the Conversion Notice Date, for the period from April 1, 2000 up to (but not including) July 1, 2000, and (iii) 70% of the Quoted Price for the Trading Day immediately preceding the Conversion Notice Date, for the period from and after July 1, 2000.

                      (v) "Discount Rate" means: (i) 15%, for the period from the date hereof up to (but not including) the later of (x) January 15, 2000, and
(y) six months from the Issue Date, (ii) 20%, for the period from the later of
(x) January 15, 2000, and (y) six months from the Issue Date, up to (but not including) April 15, 2000, (ii) 25%, for the period from April 15, 2000 up to (but not including) July 15, 2000, and (iv) 30%, for the period from and after July 15, 2000.

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                      (vi) The following shall constitute an "Event of Default":

                  (a) The Company shall default in the payment of any amounts owed under the Series K Preferred Stock and same shall continue for a period of ten (10) days; or

                  (b) Any of the representations or warranties made by the Company herein, in the Subscription Agreement, the Registration Rights Agreement (as defined in the Subscription Agreement) or in any certificate or financial or other written statements heretofore or hereafter finished by the Company in connection with the execution and delivery of the Subscription Agreement shall be false or misleading in any material respect at the time made; or

                  (c) The Company fails to issue shares of Common Stock to the holder or to cause its transfer agent to issue shares of Common Stock upon exercise by the holder of the conversion rights of the holder in accordance with the terms of the Series K Preferred Stock, fails to transfer or to cause its transfer agent to transfer any certificate for shares of Common Stock issued to the holder upon conversion of the shares of Series K Preferred Stock and when required by the Series K Preferred Stock or the Registration Rights Agreement, and such transfer is otherwise lawful, or fails to remove any restrictive legend or to cause its Transfer Agent to transfer on any certificate or any shares of Common Stock issued to the holder upon conversion of the shares of Series K Preferred Stock as and when required by the terms of the Series K Preferred Stock, the Subscription Agreement or the Registration Rights Agreement, and such legend removal is otherwise lawful, and any such failure shall continue uncured for five (5) business days.

                  (d) The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Series K Preferred Stock and such failure shall continue uncured for a period of thirty (30) days after written notice from the holder of such failure; or

                  (e) The Company shall fail to perform or observe, in any material respect, any covenant, term, provision, condition, agreement or obligation of the Company under the Subscription Agreement or the Registration Rights Agreement and such failure shall continue uncured for a period of thirty
(30) days after written notice from the holder of such failure; or

                  (f) The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

                  (g) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

                  (h) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

                  (i) Any money judgment, writ or warrant of attachment, or similar process in excess of Two Hundred Thousand ($200,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days prior to the date of any proposed sale thereunder; or

                  (j) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

                  (k) The Company shall have its Common Stock suspended or delisted from any exchange or the over-the-counter market from trading for in excess of five (5) consecutive trading days. Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the holder and in the holder's sole discretion, the holder may require payment in full of the Original Issue Price and accrued but unpaid dividends on all shares of Series K Preferred Stock owned by such holder, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the holder may immediately enforce any and all of the holder's rights and remedies provided herein or any other rights or remedies afforded by law.

                      (vii) "Fundamental Change" means: (i) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation; or (ii) any merger or consolidation to which the Corporation is a party. Notwithstanding the foregoing, the following shall not be a Fundamental
Change: A merger of consolidation (a) to which the Corporation is a party; (b) in which it is the surviving corporation and there is no resulting reclassification of the outstanding Common Stock; and (c) after giving effect to which, persons who were, immediately before the consummation or closing of such merger or consolidation, holders of outstanding

Common Stock will be the direct or indirect owners of securities of the Corporation possessing, on a fully diluted basis, at least fifty-one percent (51%) of the voting power of all voting securities of the Corporation (excluding, for purposes of such computation, any such person who also is a party to such merger or consolidation).

                      (viii) "Issue Date" means, with respect to each share of Series K Preferred Stock held by any holder, the date on which the Corporation originally issued such share to such holder (regardless of the number of times transfer of such share is made on the stock transfer books maintained by or for the Corporation, and regardless of the number of certificates which may be issued to evidence such share, and irrespective of any subsequent transfer or other disposition of such share to any other holder).

                      (ix) "Quoted Price" means the closing bid price of the Common Stock of the Corporation as reported by the OTC Bulletin Board or Bloomberg.

                      (x) "Two Day Average Quoted Price" and "Three Day Average Quoted Price" mean the average of the closing bid price of the Common Stock of the Corporation as reported by the OTC Bulletin Board or Bloomberg, for two (2) or three (3) consecutive Trading Days, as the case may be.

                      (xi) "Trading Day" means a day on which the principal securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business; or, if the Common Stock is not listed or admitted to trading on any securities exchange but is listed on the Nasdaq system (or such other trading system then in use by the National Association of Securities Dealers, Inc.), a day on which such system is open for the transaction of business; or, if the foregoing does not apply, any business day.

     2. Dividends. Except as expressly provided herein the holders of shares of Series K Preferred Stock shall not be entitled to dividends.

                  (a) Declared Dividends on Common Stock. If the Board of Directors shall declare a cash dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock distributed solely in the form of additional shares of Common Stock), the holders of the Series K Preferred Stock shall be entitled to the amount of dividends on the Series K Preferred Stock as would be declared payable on the largest number of whole shares of Common Stock into which the shares of Series K Preferred Stock held by each holder thereof could be converted pursuant to the provisions of
Section 5 hereof, such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend. Such determination of "whole shares" shall be based upon the aggregate number of shares of Series K Preferred Stock held by each holder, and not upon each share of Series K Preferred Stock so held by the holder.

                  (b) Dividends on Other Securities. The Board of Directors may declare and the Corporation may pay or set apart for payment, or cause the accrual of, stated or cumulative dividends and other distributions on any other series of preferred stock, and may purchase or otherwise redeem any of the same (or any warrants, rights, options or other securities exercisable therefor or convertible or exchangeable therein), and the holders of Series K Preferred Stock shall not be entitled to share therein.

     3. Liquidation, Dissolution or Winding Up.

                  (a) Treatment at Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series K Preferred Stock, and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated by the Board of Directors in the future to be senior to or on a parity with the Series K Preferred Stock with respect to liquidation preferences, the holder of each share of Series K Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to the Original Issue Price per share of Series K Preferred Stock held by any holder (the "LIQUIDATION VALUE"). For purposes hereof, the Series K Preferred Stock shall rank on liquidation junior to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock, the Series H Preferred Stock, the Series I Preferred Stock and the Series J Preferred Stock.

     If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series K Preferred Stock the full amount to which they otherwise would be entitled, the holders of Series K Preferred Stock shall share ratably in any distribution of available assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series K Preferred Stock if all liquidation preference amounts with respect to such shares were paid in full, based upon the aggregate Liquidation Value payable upon all shares of Series K Preferred Stock then outstanding.

     After such payment shall have been made in full to the holders of the Series K Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series K Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock and any class or series of capital stock designated to be junior to the Series K Preferred Stock (if any) in right of payment upon any liquidation, dissolution or winding up of the Corporation.

     The amounts set forth above shall be subject to equitable adjustment by the Board of Directors whenever there shall occur a stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series K Preferred Stock.

                  (b) Distributions Other Than Cash. Whenever the distributions provided for in this Section shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors. All distributions (including distributions other than cash) made hereunder shall be made pro rata to the holders of Series K Preferred Stock.

                  (c) Events Not Deemed A Liquidation. A Fundamental Change will not be deemed to be a liquidation, dissolution or winding up of the Corporation under this Section 3.

     4. Voting Power.

                  (a) General. Except as expressly provided in this Section 4 or as otherwise required by the General Corporation Law of the State of Delaware, each holder of Series K Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series K Preferred Stock could be converted, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on any matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law, the holders of shares of Series K Preferred Stock and Common Stock shall vote together (or render written consent in lieu of a vote) as a single class on all matters submitted to the stockholders of the Corporation. The determination as to the number of "whole shares" shall be based upon the aggregate number of shares of Series K Preferred Stock held by each holder, not upon each share of Series K Preferred Stock so held by the holder.

                  (b) Amendments to Charter. For so long as there are any shares of Series K Preferred Stock outstanding, the Corporation shall not amend its Certificate of Incorporation or this Certificate of Designation without the approval, by vote or written consent, of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series K Preferred Stock, voting together as a class, each share of Series K Preferred Stock to be entitled to one vote in each instance, if such amendment would adversely affect the rights of the holders of Series K Preferred Stock.

     5. Conversion Rights,

                  (a) Conversion. Subject to Section 6 and as provided elsewhere in this Section 5, each holder of Series K Preferred Stock shall have the right, at such holder's option, to convert at any time on or after January 15, 2000, any of the shares of Series K Preferred Stock held by such holder into such number of fully paid and nonassessable shares of Common Stock as shall be determined by multiplying the number of shares of Series K Preferred Stock to be converted by a fraction, the numerator of which is the Original Issue Price, and the denominator of which is the Conversion Price applicable to those shares; provided that in no event shall any holder of Series K Preferred Stock convert more than twenty percent (20%) of such holder's shares of Series K Preferred Stock in any period of five (5) consecutive Trading Days. On or after the second anniversary of the date hereof, the Corporation may, at its option, by giving written notice to the holders of shares of Series K Preferred Stock to be converted, convert all outstanding shares of Series K Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as shall be determined by multiplying the number of shares of Series K Preferred Stock to be converted by a fraction, the numerator of which is the Original Issue Price, and the denominator of which is the applicable Conversion Price.

                  (b) Limitation on Number of Shares. Additionally, notwithstanding anything set forth in this Section 5 to the contrary, other than upon an Event of Default, the delivery of a Redemption Notice or upon a Fundamental Change, if as a result of any change in the listing status of the Corporation, NASD Rule 4460 or its equivalent applies to the Corporation, no holder of Series K Preferred Stock shall be entitled to convert Series K Preferred Stock into shares of Common Stock to the extent that such conversions when taken together with all other conversions of shares of Series K Preferred Stock shall exceed 19.9% of the issued and outstanding shares of Common Stock of the Corporation on the date hereof, provided that if such conversion is to exceed 19.9%, the Corporation at its sole option shall either (i) redeem any shares of Series K Preferred Stock submitted for conversion in excess of 19.9% for an amount equal to (x) the Original Issue Price, divided by (y) one minus the applicable Discount Rate, (ii) within not more than thirty (30) days obtain approval of its stockholders for the issuance of such additional shares of Common Stock or (iii) do a combination of any of the foregoing. In addition, notwithstanding anything herein to the contrary, except in the event of a Fundamental Change or an Event of Default, no holder of Series K Preferred Stock shall have the right, and the Corporation shall not have the obligation, to convert all or any portion of the Series K Preferred Stock if and to the extent that the issuance to such holder of shares of Series K Preferred Stock upon such conversion would result in such holder being deemed the beneficial owner of more than four and ninety nine one-hundredths (4.99%) percent of the then outstanding shares of Common Stock within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

                  (c) Dividends Other Than Common Stock Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series K Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Series K Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of the Series K Preferred Stock.

                  (d) Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  (e) Capital Reorganization or Reclassification. If the Common Stock issuable upon the conversion of the Series K Preferred Stock shall be changed into the same or different number of shares of any class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5, or the sale of all or substantially all of the Corporation's capital stock or assets to any other person), then and in each such event the holders of Series K Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series K Preferred Stock might have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein.

                  (f) Mandatory Conversion - Fundamental Change. If any Fundamental Change shall occur, then each share of Series K Preferred Stock outstanding as of the date of the consummation or closing thereof shall be (and be deemed to have been) converted automatically, without any further action by the holders thereof, into such number of fully paid and nonassessable shares of Common Stock as shall be determined by multiplying the number of shares of Series K Preferred Stock outstanding on the date of such consummation or closing date by a fraction, the numerator of which is the Original Issue Price, and the denominator of which is the Conversion Price. Such conversion shall be deemed to have occurred whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

     The Corporation shall give notice of a proposed or anticipated Fundamental Change to all holders of the Series K Preferred Stock not later than thirty (30) days before the expected closing or consummation of such Fundamental Change. The Corporation also shall give prompt notice of the closing or consummation of such Fundamental Change to all holders of record of the Series K Preferred Stock as of the date of such closing or consummation. Each holder of Series K Preferred Stock shall thereupon promptly surrender for conversion, to the Corporation at its principal office or to any transfer agent for the Series K Preferred Stock or the Common Stock, all certificates representing all shares of Series K Preferred Stock held by such holder, accompanied by a written notice specifying the name or names in which such holder wishes the certificate(s) for shares of Common Stock to be issued.

                  (g) Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Conversion Price, the Corporation at its expense will furnish each holder of Series K Preferred Stock so affected with a certificate prepared by an officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

                  (h) Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series K Preferred Stock shall give written notice by telecopy to the Corporation at its principal office that such holder elects to convert shares of its Series K Preferred Stock and shall thereafter surrender the original certificate(s) representing the shares being converted to the Corporation at its principal office together with an originally executed copy of such notice. Such notice shall also state the name or names (with its address or addresses, as well as the address(es) for delivery) in which the certificate(s) for shares of Common Stock issuable upon such conversion shall be issued. The certificate(s) for the shares of Series K Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. As promptly as practicable after the Corporation receives the original certificate(s) for the shares of Series K Preferred Stock surrendered for conversion, the proper assignment thereof to the Corporation or in blank and the original notice of conversion (collectively, the "ORIGINAL DOCUMENTATION"), but in no event more than three (3) Trading Days after the later of the Corporation's receipt of the Original Documentation and the Conversion Date (the "Delivery Date"), the Corporation shall issue and shall deliver to the holder of the shares of Series K Preferred Stock being converted, at the addresses set forth therefor by the holder, such certificate(s) as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series K Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 5(i), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion or any conversion upon the request of the Corporation shall be deemed to have been effected immediately prior to the close of business on the applicable Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series K Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder(s) of record of the shares of Common Stock represented thereby.

                  (i) Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series K Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of Series K Preferred Stock, the Corporation shall pay to the holder of the share of Series K Preferred Stock being converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series K

Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series K Preferred Stock being converted.

                  (j) Partial Conversion. In the event some but not all of the shares of Series K Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series K Preferred Stock which were not converted. Such new certificate shall be so delivered on or prior to the date set forth in Section 5(h) for the delivery of certificates for shares of Common Stock.

                  (k) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series K Preferred Stock, two hundred percent (200%) of such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series K Preferred Stock (including any shares of Series K Preferred Stock represented by any warrants, options, subscription or purchase rights for the Series K Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series K Preferred Stock (including any shares of Series K Preferred Stock represented by any warrants, options, subscriptions or purchase rights for the Series K Preferred Stock), then the Corporation shall use all means reasonably available to it, and promptly take any and all actions as may be necessary, to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (l) Delivery of Common Stock. In the event that entirely due to the Corporation's direct or indirect actions or to its failure to act (the "Corporation's Actions"), the Corporation fails to deliver the number of whole shares of Common Stock issuable upon conversion pursuant to Section 5(i) (the "Conversion Stock") within five (5) business days following the Delivery Date, the Corporation shall pay late payments to the holder seeking conversion (the "Converting Holder") pursuant to the following schedule: (i) for the sixth business day following the Delivery Date, $100 for each $10,000 of Liquidation Value of Conversion Stock, (ii) for the seventh business day following the Delivery Date, $200 for each $10,000 of Liquidation Value of Conversion Stock,
(iii) for the eighth business day following the Delivery Date, $300 for each $10,000 of Liquidation Value of Conversion Stock, (iv) for the eighth business day following the Delivery Date, $400 for each $10,000 of Liquidation Value of Conversion Stock, (v) for the ninth business day following the Delivery Date, $500 for each $10,000 of Liquidation Value of Conversion Stock, for the tenth or more business day following the Delivery Date, $500 plus an additional $200 for each $10,000 of Liquidation Value of Conversion Stock for each additional business day in which the Conversion Stock is not delivered.

     The Corporation shall pay any payments incurred under this Section (5)(l) in immediately available funds upon demand. Nothing herein shall limit the Converting Holder's right to pursue actual damages for the Corporation's Actions resulting in the Corporation's failure to issue and deliver the Conversion Stock to the Converting Holder. Furthermore, in addition to any other remedies which may be available to the to the Converting Holder, in the event that due to the Corporation's Actions, the transfer agent fails to deliver such shares of Common Stock within five (5) business days after the Delivery Date, the Converting Holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Corporation whereupon the Corporation and the Converting Holder shall each be restored to their respective positions immediately prior to delivery of such notice of conversion.

     If, by the relevant Delivery Date, due to the Corporation's Actions, the transfer agent fails for any reason to deliver the Conversion Stock and after such Delivery Date, the Converting Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") solely in order to make delivery in satisfaction of a sale of Common Stock by the Converting Holder (the "Sold Shares"), which delivery such Converting Holder anticipated to make using the Conversion Stock (a "Buy-In"), the Corporation shall pay to the Converting Holder, in addition to any other amounts due to such holder hereunder, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Converting Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Converting Holder from the sale of the Sold Shares. The Corporation shall pay the Buy-In Adjustment Amount to the Purchaser in immediately available funds immediately upon demand by the Converting Holder. By way of illustration and not in limitation of the foregoing, if the Converting Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which Corporation will be required to pay to the Converting Holder will be $1,000.

     In lieu of delivering physical certificates representing the securities issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the Converting Holder and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Converting Holder thereof is not obligated to return such certificat for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the shares of Common Stock issuable upon conversion to the Converting Holder by crediting the account of Converting Holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

     6. Redemption Rights. At the Corporation's option, at any time, the Corporation may redeem all or any of the then outstanding shares of Series K Preferred Stock by giving written notice to the holders of shares of Series K Preferred Stock to be redeemed (the "Redemption Notice") of its election to redeem such shares. The Corporation shall pay in cash an amount equal to (i) the Original Issue Price of the shares to be redeemed, divided by (ii) one minus the Discount Rate applicable to the shares to be redeemed, within 5 days after the Redemption Notice.

     The Company shall give at least ten (10) business days' written notice of such redemption to the holder of shares of Series K Preferred Stock to be redeemed (the "Notice of Redemption"). Anything in the preceding provisions of this Section 5 to the contrary notwithstanding, the Redemption Amount shall, unless otherwise agreed to in writing by the holder after receiving the Notice of Redemption, be paid to the holder in good funds at least five (5) but not more than ten (10) business days from the date for redemption set forth in the Notice of Redemption, except that, with respect to any shares of Series K Preferred Stock for which a Notice of Redemption is given, the holder shall have the right, exercisable by submitting a Notice of Conversion to the Company within five (5) business days of the Holder's receipt of the Company's Notice of Redemption, to convert any or all of the shares of Series K Preferred Stock sought to be redeemed (a "Redemption Notice Conversion") and the Redemption Notice Conversion shall take precedence over the redemption contemplated by the Notice of Redemption. Such shares of Series K Preferred Stock shall be converted in accordance with the terms hereof. Furthermore, in the event such Redemption Amount is not timely paid, any rights of the Company to redeem outstanding shares of Series K Preferred Stock shall terminate, and the Notice of Redemption shall be null and void. Any redemption contemplated by this Section 6 shall be made only in cash by the payment of immediately available good funds to the Holder.

     7. Notices of Record Date. In the event of any:

                  (a) taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

                  (b) capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or

                  (c) voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall telecopy and thereafter mail or cause to be mailed to each holder of Series K Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and
(iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be telecopied and thereafter mailed by first class mail, postage prepaid, or by express overnight courier service, at least ten (10) days prior to the date specified in such notice on which such action is to be taken.

     8. General.

                  (a) Replacement of Certificates. Upon the Corporation's receipt, from the holder of any certificate evidencing shares of Series K Preferred Stock, of evidence reasonably satisfactory to the Corporation (an affidavit of such holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of such certificate, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, and in the case of any such mutilation, upon surrender of such certificate, the Corporation (at its expense) shall execute and deliver to such holder, in lieu of such certificate, a new certificate that represents the number of shares represented by, is dated the date of, is issued in the name of the holder of, and is substantially identical in form of, such lost, stolen, destroyed or mutilated certificate.

                  (b) Payment of Taxes. The Corporation shall pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed in connection with the issuance or delivery of any shares of Common Stock (or other of the Corporation's securities) that results from the conversion of shares of Series K Preferred Stock pursuant to this Certificate of Designations. If the Corporation, pursuant to a notice from a holder of any shares of Series K Preferred Stock, effects the issuance or delivery of any shares of Common Stock (or other of the Corporation's securities) in any name(s) other than such holder's name, then such holder shall deliver to the Corporation with the aforesaid notice (A) all transfer taxes and other governmental charges payable upon the issuance or delivery of securities in such other name(s) or (B) evidence satisfactory to the Corporation that such taxes and charges have been or shall be paid in full.

                  (c) Status of Redeemed or Converted Shares. Shares of Series K Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation in any manner (including by purchase or exchange) shall be canceled and upon cancellation (i) shall no longer be deemed to be outstanding, (ii) shall become authorized but unissued shares of preferred stock undesignated as to series, and (iii) may be reissued as part of another series of preferred stock.


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